Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--July 29, 2010--(NYSE:EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable September 15, 2010, to holders of record as of September 1, 2010.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2010.

Highlights

  The Company reported consolidated earnings for the second quarter of 2010 of $7.4 million, or $0.18 per share, compared with 2009 same quarter earnings of $7.6 million, or $0.22 per share. Earnings for the twelve months ended June 30, 2010 were $38.7 million, or $1.03 per share. This compares to earnings of $46.5 million, or $1.37 basic and $1.36 diluted earnings per share, for the 2009 twelve month period.
  The Missouri Public Service Commission approved a stipulation and agreement on May 19, 2010 which granted an increase in rates for the Company’s Missouri electric customers. The increased rates will be effective in September and are conditional based on whether the Plum Point Generating Facility meets in-service criteria by August 15, 2010. The rate increase will be approximately $46.8 million if Plum Point meets its in service criteria by August 15. The rate increase is limited to approximately $33.1 million if Plum Point does not meet the August 15 deadline. If the in-service criteria date is not met, revenue increases related to certain Plum Point capital expenditures would be requested in our next Missouri rate case. Progress continues at Plum Point through final equipment tuning procedures in anticipation of meeting the criteria by August 15.
  The Company announced on June 25 that the Kansas Corporation Commission had approved new rates for its Kansas electric customers that would increase annual revenues by approximately $2.8 million, or about 12%. The new rates were effective July 1, 2010.

  The Company successfully completed an offering of $100 million principal amount of 4.65% first mortgage bonds on May 28, 2010. The bonds will mature on June 1, 2020. The net proceeds were used to refinance short-term debt which had increased, in part, when $50 million of 6.5% first mortgage bonds matured on April 1, 2010, and to refinance $50 million of 8.5% Trust Preferred Securities which were redeemed on June 28, 2010.
  The Company completed its $120 million Equity Distribution Program during the second quarter. Approximately 1.1 million shares were sold in the second quarter to complete the program.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended June 30, 2010				Quarter Ended June 30, 2009
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$106,686	$6,516	$1,428	$114,482	$103,083	$7,919	$1,376	$112,230
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	44,255	2,265	––	46,520	41,548	4,211	––	45,759
Other Operating Expenses	49,043	3,708	1,080	53,683	46,035	3,553	1,004	50,444
Operating Income	13,388	543	348	14,279	15,500	155	372	16,027
Net Income (Loss)	$7,405	$(372)	$336	$7,369	$8,018	$(750)	$359	$7,627
Earnings Per Weighted-Average Share, Common and Diluted				$0.18				$0.22

Second Quarter Electric Results

Estimated weather impacts, customer growth, and off-system sales increased revenues by $0.8 million, $0.5 million, and $2.5 million, respectively, for the 2010 second quarter compared to the same 2009 period. Overall, 2010 electric segment revenues increased $3.6 million which represents a 3.5% increase over the 2009 second quarter.

Total electric fuel and purchased power expense for the quarter increased by approximately $2.7 million over the 2009 quarter reflecting higher sales. Operating costs increased $1.5 million and maintenance costs were higher by $0.7 million compared to the 2009 quarter. The largest component of the increases related to plant outage maintenance costs which were $0.5 million higher compared to the 2009 second quarter. Depreciation and amortization increased approximately $0.5 million for 2010, and other taxes, including property, franchise and city taxes, combined for an increase of approximately $0.1 million over the 2009 period. In summary, the electric segment net income was $7.4 million for the 2010 quarter compared to $8.0 million for 2009.

Second Quarter Gas Results

The fuel margin for our gas segment, which reflects revenues less the cost of natural gas sold and transported, was $4.3 million for the 2010 second quarter compared to the 2009 fuel margin of $3.7 million. A rate increase effective April 1, 2010 was the primary source for the improvement in fuel margin. Gas operations and maintenance expenses were lower by approximately $0.3 million, but this was offset by increased depreciation of about $0.3 million. Overall, the net loss for the gas segment was $0.4 million for the 2010 second quarter compared to $0.8 million for 2009.

Second Quarter Consolidated Results

Total interest charges were lower by approximately $1.1 million in the 2010 second quarter compared to 2009. This decrease is partially the result of $50 million of first mortgage bonds maturing on April 1, 2010 and temporarily funded with lower cost short term debt. As noted previously, the Company issued $100 million of 4.65% first mortgage bonds on May 28, 2010, utilizing the proceeds to refinance $100 million of debt. AFUDC-debt income increased $0.3 million, which further lowered long-term debt interest expense. The Company’s other income and deductions provided about $0.4 million of additional income when comparing the 2010 second quarter to 2009.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended June 30, 2010 decreased $2.7 million, compared to the 2009 period. Rate increases primarily from the Company’s Missouri jurisdiction increased electric revenues by approximately $4.8 million, and customer growth added an estimated $1.0 million to electric revenues. The impact of weather reduced revenues by an estimated $6.1 million for the 2010 twelve month period compared to the same 2009 period. Off-system sales were lower as well, decreasing revenues by approximately $2.4 million.

On a comparative basis, the total electric fuel and purchased power expense for the 2010 twelve month period increased by a modest $0.1 million over the 2009 period. Other operating costs were higher by approximately $4.3 million, and maintenance costs were higher by approximately $1.0 million. Amortization of 2007 ice storm costs, slightly higher labor costs, and professional services drove the increase in operation and maintenance costs when comparing the twelve month periods. Depreciation increased approximately $0.8 million, mostly reflecting increased plant in service, and other taxes increased $0.9 million. Overall, the electric segment 2010 twelve month period resulted in net income of approximately $35.6 million compared to $44.8 million for the same 2009 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2010 twelve month period ended June 30 decreased $12.6 million over the same 2009 period. The cost of natural gas sold and transported decreased $13.7 million during 2010, resulting in an overall increase in gas fuel margin of $1.1 million. Colder weather during the recent winter heating season increased our retail sales compared to the 2009 period which contributed to the improved gas fuel margin. Other operating expenses decreased by $0.5 million, but were partially offset by higher maintenance expenses of $0.1 million. Depreciation was also higher by approximately $0.4 million, but other taxes were lower by approximately $0.5 million. The gas segment net income for the twelve month 2010 period was $1.8 million compared to $0.9 million for 2009.

Twelve Months Ended Consolidated Results

Total interest charges decreased approximately $0.4 million in the 2010 twelve month period compared to 2009. Interest expense related to debt increased $2.4 million but was partially offset by an increase in income related to AFUDC-debt of $0.4 million and lower short term debt costs of about $1.0 million. Other interest charges were lower by $1.4 million primarily as a result of deferred charges approved by the Missouri Public Service Commission related to Iatan 1. The equity component of AFUDC also primarily improved our other income and expense category which increased in total by approximately $0.5 million when comparing the twelve month periods.

The 2010 twelve month period was negatively impacted by $3.3 million of tax charges recorded in the first calendar quarter of 2010. These charges related to the Patient Protection and Affordable Care Act and a Stipulation and Agreement with the Missouri Public Service Commission which were explained in detail in the prior quarter.

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended June 30, 2010 versus June 30, 2009 and is a non-GAAP presentation. The economic substance behind our Non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

	Quarter Ended	Twelve Months Ended
Earnings Per Basic Share – June 30, 2009	$0.22	$1.37
Revenues
Electric segment	0.07	(0.06)
Gas segment	(0.03)	(0.24)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	(0.05)	0.00
Cost of natural gas sold and transported	0.04	0.26
Operating – electric segment	(0.03)	(0.08)
Operating – gas segment	0.01	0.01
Maintenance and repairs	(0.01)	(0.02)
Depreciation and amortization	(0.02)	(0.03)
Change in effective income tax rates	(0.01)	(0.09)
Other taxes	0.00	(0.01)
Other income and deductions	(0.01)	(0.03)
Interest charges	0.01	0.00
AFUDC	0.02	0.03
Dilutive effect of additional shares	(0.03)	(0.09)

Earnings Per Basic Share – June 30, 2010	$0.18	$1.03

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, July 30, 2010, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2010. To phone in to the conference call, parties in the United States should dial 1-877-941-2332, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4330812#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com